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                                                                     Exhibit 5.2



                    [On the letterhead of Allen & Gledhill]



22 March 2005

STATS ChipPAC Ltd.
10 Ang Mo Kio Street 65
#05-17/20 Techpoint
Singapore 569059

Dear Sirs

REGISTRATION STATEMENT ON FORM F-4 OF STATS CHIPPAC LTD.

1. We have acted as special legal counsel in the Republic of Singapore ("SINGAPORE") to STATS ChipPAC Ltd. (the "COMPANY") in connection with the authorisation, issue and sale by the Company of US$215,000,000 6.75% Senior Notes due 2011 (the "NOTES"), pursuant to an exchange offer (the "EXCHANGE OFFER") as described in the Registration Statement on Form F-4 (the 1933, "REGISTRATION STATEMENT") dated 22 March 2005 under the Securities Act of as amended (the "SECURITIES ACT").

2. For the purpose of rendering this opinion, we have examined (i) the documents listed and, where appropriate, defined in the Schedule to this opinion and (ii) such other documents as we have considered necessary to examine in order that we may render this opinion.

3.   We have assumed:

     (i) that the Indenture (as defined in the Schedule to this opinion) is within the capacity and powers of, and has been validly authorised by, each party thereto (other than the Company) and has been validly executed and delivered by and on behalf of each party thereto and that the Notes will be validly executed, issued and delivered by or on behalf of each party thereto;

     (ii) the genuineness of all signatures on all documents, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the completeness, and the conformity to original documents, of all copies submitted to us and the authenticity of the originals of such latter documents;

     (iii) that the copies of the Memorandum and Articles of Association, the Certificate of Incorporation of Private Company, the Certificate of Incorporation on Change of Name, the Certificate of Incorporation on Conversion to a Public Company and the Certificate Confirming Incorporation under the New Name of the Company submitted to us for examination are true, complete and up-to-date copies;

     (iv) that the copy of the Board Resolutions (as defined in the Schedule to this opinion) submitted to us for examination are true, complete and up-to-date copies and that the Board Resolutions have not been rescinded or modified and they remain in full force and effect and that no other resolution or other action has been taken which could affect the validity of the Board Resolutions;
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     (v)    that the information disclosed by the search made on 17 March 2005
            (the "ACRA SEARCH") at the Accounting and Corporate Regulatory Authority in Singapore (the "ACRA") against the Company is true and complete and that such information has not since then been materially altered and that such search did not fail to disclose any material information which has been delivered for filing but did not appear on the public file at the time of the search;

     (vi) that the information disclosed by the searches made on 17 March 2005 (the "COURT SEARCHES") of the Cause Book kept at the Supreme Court of Singapore for the years of 2003, 2004 and 2005 against the Company is true and complete and that such information has not since then been materially altered and that such searches did not fail to disclose any material information which has been delivered for filing but was not disclosed at the time of the searches;

     (vii) that the Indenture constitutes, and the Notes, when duly issued upon consummation of the Exchange Offer, will constitute legal, valid, binding and enforceable obligations of the parties thereto for all purposes under the laws of all jurisdictions other than Singapore;

     (viii) that there are no provisions of the laws of any jurisdiction (other than Singapore) which may be contravened by the execution or delivery of the Indenture or the offering, issue, sale and delivery of the Notes and that, insofar as any obligation expressed to be incurred or performed under the Indenture or the Notes falls to be performed in or is otherwise subject to the laws of any jurisdiction (other than Singapore), its performance will not be illegal by virtue of the laws of that jurisdiction;

     (ix) that all consents, approvals, authorisations, licences, exemptions or orders required from any governmental body or agency outside Singapore and all other requirements outside Singapore for the legality, validity and enforceability of the Indenture and the Notes have been duly obtained or fulfilled and are and will remain in full force and effect and that any conditions to which they are subject have been satisfied;

     (x) that (a) none of the parties to the Indenture or the Notes nor any of their respective officers or employees has notice of any matter which would adversely affect the validity or regularity of the Board Resolutions and (b) the Board Resolutions have not been rescinded or modified and remain in full force and effect and that no other resolution or other action has been taken which may affect the validity of the Board Resolutions;

     (xi) that all forms, returns, documents, instruments, exemptions or orders required to be lodged, filed, notified, advertised, recorded, registered or renewed with any governmental body or agency outside Singapore, at any time prior to, on or subsequent to issue of the Notes, for the legality, validity and enforceability of the Indenture and the Notes and the offering, issue, sale and delivery of the Notes, have been or will be duly lodged, filed, notified, advertised, recorded, registered or renewed and that any conditions in relation to such lodgement, filing, notification, advertisement, recording, registration or renewal have been satisfied;

     (xii) that approval for the listing of the Notes on the SGX-ST will be granted by the SGX-ST; and
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     (xiii) that the Notes will be duly issued and duly delivered upon consummation of the Exchange Offer against receipt of the old notes (as referred to in the Registration Statement) surrendered in exchange therefore as contemplated by the Registration Statement.

4. The ACRA Search and the Court Searches revealed no order or resolution for the winding-up of the Company and no notice of appointment of a receiver or judicial manager for the Company. It should be noted that such searches are not capable of revealing whether or not a winding-up petition has been presented. Notice of a winding-up order made or resolution passed or a receiver or judicial manager appointed may not be filed at the ACRA immediately.

5. Based upon and subject to the foregoing, and subject to the qualifications set forth below and any matters not disclosed to us, we are of the opinion that:

     (i) the Company is a company duly incorporated and validly existing under Singapore law;

     (ii) the Company has the corporate power under Singapore law to execute and deliver the Indenture and the Notes and to perform its obligations thereunder;

     (iii) subject to any matters not disclosed to us, the Company has taken all necessary corporate action required under Singapore law to authorise the entry into, execution and delivery of the Indenture and, assuming due authorisation, execution and delivery thereof by the Trustee (as defined in the Indenture), the Indenture constitutes valid, legally binding and enforceable obligations of the Company under Singapore law; and

     (iv) the Notes have been duly authorised by the Company for issuance in the Exchange Offer, and when executed, authenticated, issued and delivered in the manner provided for in the Indenture, the Notes will constitute valid, legally binding and enforceable obligations of the Company under Singapore law.

6. This opinion relates only to the laws of general application of Singapore as at the date hereof and as currently applied by the Singapore courts, and is given on the basis that it will be governed by and construed in accordance with Singapore law. We have made no investigation of, and do not express or imply any views on, the laws of any country other than Singapore. In respect of the Indenture, the Notes and the Registration Statement, we have assumed due compliance with all matters concerning United States federal and New York laws and the laws of all other relevant jurisdictions other than Singapore.

7.   The qualifications to which this opinion is subject are as follows:

     (i) the term "ENFORCEABLE" as used above means that the obligations assumed or to be assumed by the Company under the Indenture and the Notes are of a type which the Singapore courts enforce. It does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their terms;

     (ii) enforcement of the obligations of the Company under the Indenture and the Notes may be affected by prescription or lapse of time, bankruptcy, insolvency, liquidation, reorganisation, reconstruction or similar laws generally affecting creditors' rights;
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     (iii)  the power of the Singapore courts to grant equitable remedies such as injunction and specific performance is discretionary and accordingly a Singapore court may make an award of damages where an equitable remedy is sought;

     (iv) where under the Indenture or the Notes, any person is vested with a discretion or may determine a matter in its opinion, Singapore law may require that such discretion is exercised reasonably or that such opinion is based upon reasonable grounds;

     (v) by virtue of the Limitation Act, Chapter 163 of Singapore, failure to exercise a right of action for more than six years will operate as a bar to the exercise of such right and failure to exercise such a right for a lesser period may result in such right being waived;

     (vi) a Singapore court may stay proceedings if concurrent proceedings are brought elsewhere;

     (vii) where obligations are to be performed in a jurisdiction outside Singapore, they may not be enforceable in Singapore to the extent that performance would be illegal or contrary to public policy under the laws of that jurisdiction;

     (viii) provisions in the Indenture or the Notes as to severability may not be binding under Singapore law and the question of whether or not provisions which are illegal, invalid or unenforceable may be severed from other provisions in order to save such other provisions depends on the nature of the illegality, invalidity or unenforceability in question and would be determined by a Singapore court at its discretion;

     (ix) a Singapore court may refuse to give effect to clauses in the Indenture or the Notes in respect of the costs of unsuccessful litigation brought before a Singapore court or where the court has itself made an order for costs;

     (x) we express no opinion on the legality or enforceability of the performance by the Company of its obligations of indemnification or contribution set forth in the Indenture;

     (xi) provisions in the Indenture or the Notes relating to any additional sum imposed on the Company where it has defaulted in the performance of any of its obligations may not be enforceable in a Singapore court if they are construed as a penalty;

     (xii) any term of an agreement may be amended orally by all the parties notwithstanding provisions to the contrary in the Indenture or the Notes;

     (xiii) this opinion is given on the basis that there has been no amendment to or termination or replacement of the documents, authorisations and approvals referred to in paragraph 2 of this opinion and on the basis of Singapore law in force as at the date of this opinion. This opinion is also given on the basis that we undertake no responsibility to notify any addressee of this opinion of any change in Singapore law after the date of this opinion;

     (xiv) under general principles of Singapore law, except as may be provided for under the Contracts (Rights of Third Parties) Act, Chapter 53B
            of Singapore, a person who is not a contracting party to an agreement is not entitled to the benefits of the agreement and may not enforce the agreement; and
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     (xv)   we express no opinion on the irrevocability of the appointment of an agent to accept service of process.

8. As the primary purpose of our professional engagement was not to establish or confirm factual matters or financial, accounting or statistical matters and because of the wholly or partially non-legal character of many of the statements contained in the Registration Statement, we express no opinion or belief on and do not assume any responsibility for the accuracy, completeness or fairness of any of the statements contained in the Registration Statement and we make no representation that we have independently verified the accuracy, completeness or fairness of such statements. Without limiting the foregoing, we express no belief and assume no responsibility for, and have not independently verified the accuracy, completeness or fairness of the financial statements and schedules and other financial and statistical data included or incorporated in the Registration Statement, and we have not examined the accounting, financial or statistical records from which such financial statements, schedules and data are derived.

9. We consent to the filing of this opinion as Exhibit 5.2 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the U.S. Securities and Exchange Commission.


Yours faithfully




/s/ Allen & Gledhill
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                                    SCHEDULE


1. An executed copy of the Indenture (the "INDENTURE") dated 18 November 2004 made between the Company and U.S. Bank, National Association, as trustee (the "TRUSTEE").

2.   A copy of the Registration Statement.

3.   The form of the Notes (as set out in Exhibit A of the Indenture).

4. Certified true copies of the Memorandum and Articles of Association of the Company, its Certificate of Incorporation of Private Company, its Certificate of Incorporation on Change of Name, its Certificate of Incorporation on Conversion to a Public Company and its Certificate Confirming Incorporation under the New Name of the Company.

5. Certified true extract of the resolutions in writing of the directors of the Company dated 2 September 2004 and 27 October 2004 (the "BOARD RESOLUTIONS").